Filed Pursuant to Rule 424(b)(3)
Registration No. 333-280447

PROSPECTUS SUPPLEMENT

(to Prospectus dated June 24, 2024)

1,100,000 American Depositary Shares representing 11,000,000

Ordinary Shares

Kazia Therapeutics Limited

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated June 24, 2024 (the “Prospectus”), which forms a part of our Registration Statement on Form F-1 (Registration No. 333-280447), with the information contained in Amendment No. 1 to our current report on Form 6-K, furnished to the Securities and Exchange Commission on October 24, 2024 (the “October 24, 2024 Form 6-K/A”). Accordingly, we have attached the October 24, 2024 Form 6-K/A to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

The ADSs are listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “KZIA.” On October 23, 2024, the last reported sale price of the ADSs on Nasdaq was $0.5793 per ADS.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 9 of the Prospectus and the “Risk Factors” in “Item 3. Key Information—D. Risk Factors” of our most recent Annual Report on Form 20-F, which is incorporated by reference in the Prospectus, as well as in any other recently filed reports and, if any, in any applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 24, 2024

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 6-K/A

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of October, 2024

Commission File Number 000-29962

Kazia Therapeutics Limited

(Translation of registrant’s name into English)

Three International Towers Level 24 300 Barangaroo Avenue Sydney NSW 2000

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒   Form 40-F ☐

INFORMATION CONTAINED IN THIS FORM 6-K REPORT

Kazia Therapeutics Limited (the “Company”) is filing this Amendment No. 1 on Form 6-K/A (this “Amendment”) to amend its Report on Form 6-K furnished to the U.S. Securities and Exchange Commission on October 15, 2024 (the “Original Report”) announcing its plans to change the ratio of its American Depositary Shares (“ADSs”) to Ordinary Shares from one (1) ADS representing ten (10) Ordinary Shares to one (1) ADS representing one hundred (100) Ordinary Shares (the “ADS Ratio Change”). This Amendment is being furnished solely for the purpose of clarifying the ADS Ratio Change by adding the following sentence to the beginning of the second paragraph of the Original Report: “The ADS Ratio Change will have the same effect as a one-for-ten reverse ADS split for our ADS holders.”

Other than as expressly set forth above, this Amendment does not, and does not purport to, amend, restate, or update the information contained in the Original Report, or reflect any events that have occurred after the Original Report was filed.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Kazia Therapeutics Limited (Registrant)

/s/ John Friend
John Friend
Chief Executive Officer

Date: 24 October 2024